Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Second Quarter 2015

Conference call to be held on Thursday, August 13, 2015 at 4:30 p.m. Eastern Time

BOTHELL, WA, and VANCOUVER, British Columbia, August 13, 2015 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced second quarter 2015 financial results.

Recent Developments and Anticipated Near-term Milestones

Custirsen – Phase 3 Lung and Prostate Cancer Trials

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On July 13, 2015, the company announced that its Phase 3 ENSPIRIT trial evaluating custirsen for the treatment of advanced or metastatic non-small cell lung cancer (NSCLC) is continuing as planned per the recommendation of an Independent Data Monitoring Committee (IDMC). This decision was based upon completion of the second and final planned interim futility analysis that included a more rigorous evaluation for determining futility in achieving a survival benefit associated with custirsen in NSCLC. Based on current enrollment projections, the company believes final survival results could be available in the second half of 2016.

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On June 10, 2015, OncoGenex announced that the U.S. Food and Drug Administration (FDA) has agreed to the company's proposed amendment to the Phase 3 AFFINITY protocol and statistical analysis plan. The proposed amendment includes the addition of a co-primary survival objective designed to prospectively evaluate the survival benefit of custirsen in men who are at increased risk for poor outcomes when treated with cabazitaxel for metastatic castrate-resistant prostate cancer (CRPC). Patients at risk for poor outcomes will be identified as having two or more of five common risk factors. In addition, OncoGenex and the FDA agreed that an interim analysis will occur for the entire study population when the final analysis for the poor prognosis subpopulation occurs. Advice from the European Medicines Agency through its Scientific Review process will be completed prior to finalizing the protocol amendment.  Subject to finalizing the pending protocol amendment, timing for the final analysis of the poor prognosis subpopulation is projected to occur by the end of 2015, while the final analysis for the entire study population is projected to occur in the second half of 2016.

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On May 30, 2015, the company announced that results from a retrospective analysis of the Phase 3 SYNERGY trial showed a benefit with custirsen therapy in men with metastatic CRPC who were at risk for poor outcomes. The analysis, exploring the effect of clusterin inhibition in men at risk for poor outcomes, showed that over 40% of men in the trial had at least two of five common risk factors for poor prognosis.  In these men, the analysis found a 27% lower risk of death when custirsen was used in combination with first-line docetaxel compared to docetaxel alone. These results were presented at the 51st Annual Meeting of the American Society of Clinical Oncology in Chicago.

Apatorsen – Phase 2 Bladder, Lung, Pancreatic and Prostate Cancer Trials

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Investigators from the Phase 2 Borealis-1 trial™ presented results from an exploratory analysis  that showed metastatic bladder cancer patients with poor prognostic features (KPS, liver involvement, low hemoglobin and high alkaline phosphatase) benefited from apatorsen 600mg added to first-line chemotherapy (OS HR = 0.72) compared to chemotherapy alone.  Patients in the trial with a Karnofsky Performance Status (KPS) of 80% or less, a common indicator of poor prognosis, experienced a 50% reduction in risk of death with the addition of apatorsen therapy (OS HR = 0.50). These results were presented in an oral session on June 1, 2015 at the 51st Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago.

“This is an exciting time for the company with multiple anticipated upcoming clinical milestones through 2015 and into 2016, including a Phase 3 data readout expected by the end of the year,” said Scott Cormack, President and CEO of OncoGenex. “Our two priority assets – custirsen and apatorsen – continue to demonstrate their potential value to provide clinical benefit in the most vulnerable patients – those at increased risk for poor outcomes and/or more resistant disease.”

Financial Update and Results

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Revenue for the three and six months ended June 30, 2015 decreased to $4.0 million and $5.4 million, respectively, from $4.9 million and $16.7 million for the three and six months ended June 30, 2014, respectively.

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Total operating expenses for the three and six months ended June 30, 2015 were $9.6 million and $16.0 million, respectively, compared to $12.6 million and $32.2 million for the three and six months ended June 30, 2014, respectively.

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Net loss for the three and six months ended June 30, 2015 was $6.0 million, or $0.26 per dilluted common share, and $10.5 million, or $0.46 per dilluted common share, respectively, compared with $7.0 million, or $0.47 per diluted common share, and $15.7 million, or $1.05 per dilluted common share, respectively, for the three and six months ended June 30, 2014.

•	As of June 30, 2015, cash, cash equivalents and short-term investments increased to $60.2 million from $47.1 million as of December 31, 2014.
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Subsequent to June 30, 2015, the company raised $14.7 million from the sale of common stock to Lincoln Park Capital, LLC under the terms of the share purchase agreement. As of August 13, 2015, no further amounts remained available for sale under this offering program.

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Based on current expectations, the company believes that these resources, in addition to the amounts received from the sale of common stock to Lincoln Park Capital, LLC in the third quarter of 2015 will be sufficient to fund its currently planned operations late into the fourth quarter of 2016, which may include:

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announcement of final results of the poor prognosis subpopulation in the Phase 3 AFFINITY prostate cancer trial by the end of 2015 and final analysis for the entire study population in the second half of 2016, depending on timing of the event-driven final analysis and subject to completion and submission of the proposed protocol amendment;

o	announcement of final survival results in the Phase 3 ENSPIRIT lung cancer trial expected in the second half of 2016;
o	completion of enrollment in the Phase 2 Borealis-2™ bladder cancer trial expected to occur in the third quarter of 2015;
o	announcement of the Phase 2 Rainier™ pancreatic cancer trial results expected by the end of 2015;
o	announcement of the Phase 2 Spruce™ lung cancer trial results expected in the first half of 2016;
o	announcement of the Phase 2 Pacific™ prostate cancer trial preliminary results expected in 2016; and
o	completion of enrollment in the Phase 2 Cedar™ lung cancer trial expected in 2016.
•	As of August 13, 2015, OncoGenex had 29,791,776 shares outstanding.

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, August 13, 2015, to provide a business update and discuss the second quarter 2015 financial results. A live event will be available on the Investor Relations section of the OncoGenex website at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.OncoGenex.com for 90 days.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company's Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex' Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s anticipated product development activities, such as expected clinical trial enrollment, completion and design, statements regarding the potential benefits and potential development of its product candidates and statements regarding its expected financial results, use and adequacy of cash reserves and expected future cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that the company’s product candidates do not demonstrate the hypothesized or expected benefits, the risk of delays in its expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in its clinical trial plans or limit the potential benefits of its products, the risk that its cash resources are insufficient to fund its planned activities for the time period expected and the other factors described in the company’s risk factors set forth in its filings with the Securities and Exchange Commission from time to time, including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-1™, Borealis-2™, Rainier™ and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514

Consolidated Statements of Loss
(In thousands, except per share and share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Collaboration revenue	$4,025	$4,929	$5,399	$16,660

Operating expenses:
Research and development	6,545	9,883	10,217	26,786
General and administrative	3,067	2,676	5,765	5,433
Total operating expenses	9,612	12,559	15,982	32,219
Loss from operations	(5,587)	(7,630)	(10,583)	(15,559)
Other income (expense)	(423)	615	56	(92)
Net loss	$(6,010)	$(7,015)	$(10,527)	$(15,651)

Basic and diluted net loss per share	$(0.26)	$(0.47)	$(0.46)	$(1.05)

Weighted average number of basic and diluted common shares	23,484,944	14,987,706	23,072,773	14,855,338

Consolidated Balance Sheets
(In thousands)

			June 30,	December 31,
			2015	2014
			(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash			$60,376	$47,308
Interest receivable			76	113
Amounts receivable			149	5,676
Prepaid expenses and other current assets			2,336	2,664
Property, equipment and other assets			419	530
Total assets			$63,356	$56,291

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities			$12,986	$15,730
Current portion of long-tem obligations			54	236
Warrant liability			2,967	3,002
Lease termination liability			1,250	3,250
Deferred collaboration revenue			17,778	-
Long term liabilities			130	14
Stockholders' equity			28,191	34,059
Total liabilities and stockholders' equity			$63,356	$56,291